UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Road, Suite 704 Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Blink Charging Co. (the “Company”)

April 17, 2020

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2020, the Company announced the hiring of Brendan S. Jones as its Chief Operating Officer.

Mr. Jones, age 48, has more than 25 years of day-to-day operational experience in the electric vehicle (EV) charging, automotive and alternative energy industries and in-depth knowledge in the areas of EV charging sales, technology and infrastructure development. Most recently, he served as the Chief Operating Officer of Electrify America, LLC, the United States-based EV subsidiary of Volkswagen Group AG, from September 2016 to March 2020. Mr. Jones was Electrify America’s first employee and is credited with building Electrify America from its original startup concept into one of the largest ultrafast EV charging companies in the world, leading strategy, design implementation and management teams at Electrify America, negotiating numerous contracts for charging services with leading car makers, retail property owners and EV infrastructure companies, and managing the installation and servicing of thousands of charging stations.

Mr. Jones previously served as Vice President - OEM Strategy and Business Development of EVgo, a subsidiary of NRG Energy which operates EV fast charging stations, from March 2014 to September 2016. Prior to these positions, Mr. Jones served in various leadership positions with Nissan North America, Inc., from April 1994 to March 2014. At Nissan, he assumed increasingly senior positions including Director - Electric Vehicle Sales Operations and Infrastructure Development from 2013 to 2015, Director - Chief Marketing Manager EV Model Line from 2011 to 2013, and Senior Manager of the Nissan LEAF Launch Team from 2009 to 2011.

Mr. Jones has been a board member of several EV industry groups including the Electric Drive Transportation Association, a trade association that promotes electric drive technologies and infrastructure (2015 and 2016), and the ROEV Association, a collaboration between EV charging network operators and electric vehicle manufacturers to allow drivers to charge at multiple stations using one card (from 2015 to 2017). Mr. Jones received B.A. and M.A. degrees from George Mason University and a professional certificate from Vanderbilt University for completing the accelerated executive leadership development program.

In connection with Mr. Jones’s appointment as Chief Operating Officer, the Board approved the terms of an Employment Offer Letter, dated as of March 29, 2020, with Mr. Jones (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Jones agreed to devote his full business efforts and time to the Company as its Chief Operating Officer. The Offer Letter extends for a two-year term expiring on April 20, 2022, and is automatically renewable for an additional one-year period unless the Company provides notice of non-renewable prior to the initial termination date. The Offer Letter provides that Mr. Jones is entitled to receive an annual base salary of $350,000, payable in regular installments in accordance with the Company’s general payroll practices. Mr. Jones will be eligible for an annual performance cash bonus of 40% of his base salary based on the satisfaction of certain key performance indicators set with the Board’s Compensation Committee. Mr. Jones will also receive a cash signing bonus of $55,000 and an equity signing bonus of $70,000 worth of the Company’s common stock, which shares will be granted and vested on April 20, 2021 (provided he is not terminated for Cause).

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If Mr. Jones’s employment is terminated by us other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to the Company), he is entitled to receive severance equal to 12 months of his base salary or such lesser number of months actually worked. If there is a buy-out or a “change of control,” Mr. Jones will be entitled to obtain his base salary for a period of 12 months as a severance payment. Mr. Jones is also entitled to relocation assistance in an amount of up to $35,000, a car allowance of up to $1,000 per month, inclusive of insurance, and other employee benefits in accordance with the Company’s policies.

As part of executing the Offer Letter, Mr. Jones entered into the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting Mr. Jones from disclosure of confidential information regarding the Company, restricting Mr. Jones from engaging in any activities competitive with the Company’s business and confirming that all intellectual property developed by Mr. Jones relating to the Company’s business constitutes the Company’s exclusive property.

Other than as described above, there are no related party transactions between the Company and Mr. Jones, and Mr. Jones is not related to any existing member of the Board or any executive officer of the Company. There is no arrangement or understanding between Mr. Jones and any other persons or entities pursuant to which Mr. Jones was appointed as the Chief Operating Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Description

Exhibit 10.1	Employment Offer Letter, dated as of March 29, 2020, between Blink Charging Co. and Brendan S. Jones.

Exhibit 99.1	Press Release issued by Blink Charging Co. on April 20, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: April 20, 2020	By:	/s/ Michael D. Farkas
	Name:	Michael D. Farkas
	Title:	Chairman and Chief Executive Officer

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